Exhibit 99.1

TriPath Imaging Announces Fourth Quarter and Year-End 2004 Results

2004 Total Revenues Increased 27% — Worldwide Reagents Increased 35%
Company Profitable for Full Year 2004 — EPS of $0.02
Bottom Line Improvement of $9.1 million versus 2003

BURLINGTON, N.C., February 3, 2005 — TriPath Imaging, Inc. (Nasdaq: TPTH) today reported that revenues for the year ended December 31, 2004 increased 27% to $68.5 million from $53.8 million for the year ended December 31, 2003. Worldwide sales of reagents and disposables of $52.7 million represented a 35% increase in 2004 compared to 2003. As a percent of total revenues, worldwide reagent and disposable sales increased to 77% in 2004 from 73% in 2003. Gross profit for 2004 increased 34% to $47.3 million, or 69% of sales, from $35.4 million, or 66% of sales for 2003. The Company reported net income of $605,000, or $0.02 per share in 2004, compared to a net loss of $8.5 million, or $0.23 per share, for 2003.

The Company was cash flow positive in both the third and fourth quarters of 2004. Cash and cash equivalents at December 31, 2004 were approximately $18.9 million. Cash generated of approximately $707,000 per month in the fourth quarter of 2004 compared to a cash burn rate of approximately $511,000 per month in the fourth quarter of 2003.

Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging commented, “In short, 2004 was an outstanding year for our company. We experienced strong revenue growth of 27%, increased worldwide reagent sales by 35%, delivered a full year of profitability improving our bottom line results by $9.1 million over 2003, dramatically reduced our monthly cash burn for the year, generated cash in the second half of the year, and met our molecular diagnostics product development goals.”

“Our solid operating and financial performance in 2004 provides substantial momentum as we move into 2005. Our cervical cancer screening business is growing and we are well on our way to creating a unique and valuable pipeline of innovative products that we believe will redefine the early detection and clinical management of cancer of the cervix, breast, and ovary. We remain confident that the Company as a whole will continue to grow and will remain profitable,” Dr. Sohmer concluded.

Fourth Quarter Results

The Company reported fourth quarter revenues of $18.2 million, a 20% increase from the fourth quarter of 2003, gross profit of $12.5 million, a 22% increase from the fourth quarter of 2003, and net income of $308,000, or $0.01 per share, a $2.2 million improvement from the net loss of $1.9 million in the fourth quarter of 2003.

In the fourth quarter of 2004, worldwide sales of reagents and disposables of $14.5 million increased 30% from the fourth quarter of 2003, and 7% over the third quarter of 2004, accounting for 79% of total revenues in the fourth quarter of 2004, compared to 73% of total revenues in the fourth quarter of 2003 and 75% in the third quarter of 2004. Instruments represented 9% of total sales in the fourth quarter of 2004 compared to 13% in the fourth quarter of 2003.

Gross profit for the fourth quarter of 2004 increased 22% to $12.5 million, or 68% of sales, from $10.2 million, or 67% of sales, in the fourth quarter of 2003. Net income of $308,000 in the fourth quarter of 2004, or $0.01 per share, reflected a $2.2 million improvement from the net loss of $1.9 million, or $0.05 per share, in the fourth quarter of 2003.

Update on FDA Submission

In other news, the Company announced that it has withdrawn its PMA Supplement (PMAS) submission to the U.S. Food and Drug Administration (FDA) to seek approval for expanded claims for the SurePathTM liquid-based Pap test to include an out-of-vial option for testing for the presence of high risk HPV DNA with the Digene hc2 High-Risk HPV DNA Test™. This action was taken after the Company, through recent discussions with the FDA, learned that additional clinical information and analyses would be required which had not been part of the original protocol accepted by the agency. The decision to withdraw is a procedural step and the Company is currently in discussions with the FDA about the additional data or information requirements. The Company intends to advance these discussions and evaluate the required additional data or information, with the goal of resubmission of the PMAS at the earliest possible date.

Conference Call Details

TriPath Imaging’s management will host a conference call today at 11:00 a.m. ET to discuss the Company’s fourth quarter and year-end financial results, business highlights and future expectations. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until February 9, 2005. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number 3520186. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.

TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic and pharmacogenomic products and services for malignant melanoma and cancers of the cervix, breast, ovary and prostate.

Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to anticipated results of operations and product development efforts, our continued growth and our future profitability. Important factors that may affect TriPath Imaging’s operating results include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; TriPath Imaging may be unable to increase its penetration of the large commercial laboratory segment to the extent it expects, and may not achieve revenues to the degree expected from the sale of reagents and instrument systems derived from its molecular oncology development program; TriPath Imaging’s expanding sales and marketing presence may not have the expected impact; TriPath Imaging’s results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; expenses may exceed expectations and TriPath Imaging may not maintain profitability; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2003.

—financial tables follow—

TriPath Imaging, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues	$18,245	$15,252	$68,504	$53,764
Cost of revenues	5,788	5,063	21,230	18,377

Gross Profit	12,457	10,189	47,274	35,387
Operating expenses:
Research and development	3,044	2,260	11,280	8,861
Regulatory	765	1,382	3,882	5,434
Selling and marketing	4,941	5,092	18,640	18,324
General and administrative	3,460	3,446	13,138	11,687

	12,210	12,180	46,940	44,306

Operating income/ (loss)	247	(1,991)	334	(8,919)
Interest income	66	71	289	413
Interest expense	(5)	(4)	(18)	(32)

Net income/ (loss)	$308	$(1,924)	$605	$(8,538)

Earnings/ (loss) per common share
Basic	$0.01	$(0.05)	$0.02	$(0.23)
Diluted	$0.01	$(0.05)	$0.02	$(0.23)

Weighted-average common shares outstanding
Basic	38,077	37,803	38,006	37,626
Diluted	39,217	37,803	39,151	37,626

TriPath Imaging, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,	December 31,
	2004	2003
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$18,949	$20,954
Accounts receivable	13,643	13,650
Inventory	10,723	10,896
Other current assets	1,582	1,495

Total current assets	44,897	46,995
Customer-use assets	7,688	6,634
Property and equipment	3,290	3,418
Other assets	3,777	488
Intangible assets	7,882	8,393

Total assets	$67,534	$65,928

Liabilities and stockholders’ equity
Current liabilities and deferred revenue	$8,988	$13,549
Long-term liabilities	—	8

Total liabilities	8,988	13,557
Stockholders’ equity:
Common stock and additional paid-in capital	290,495	285,414
Deferred compensation	(11)	(52)
Accumulated other comprehensive income	477	29
Accumulated deficit	(232,415)	(233,020)

Total stockholders’ equity	58,546	52,371

Total liabilities and stockholders’ equity	$67,534	$65,928